                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               ANIMAS CORPORATION

                  Animas Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify:

         FIRST: That the board of directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Certificate of Incorporation of the Corporation to effect a split of the outstanding Common Stock of the Corporation. The resolutions setting forth the proposed amendment are as follows:

                  RESOLVED, that upon the filing of this Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the "Effective Time"), without any other action on the part of the Corporation or any other person, (a) every three (3) shares of Common Stock issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall be converted into four (4) shares of Common Stock (the "Stock Split"), and (b) each holder of record of the Old Common Stock shall be entitled to receive, upon surrender for cancellation of the certificates representing such shares, one or more new certificates representing the shares of Common Stock issued to the holder pursuant to the Stock Split; provided, however, that any fractional shares resulting from such Stock Split shall be rounded up to the next whole share. Multiple certificates in the name of the same record holder may be aggregated by the Corporation when issuing shares of Common Stock pursuant to the Stock Split; and

                  RESOLVED FURTHER, that as of the Effective Time, the certificates representing the Old Common Stock shall be deemed cancelled and shall not be recognized as outstanding on the books of the Company for any purpose, whereupon, there shall be issued and delivered to each holder of Old Common Stock, promptly in his or its name and at his or its address as shown on the records of the Company, a certificate for the number of shares of Common Stock equal to the shares of Common Stock issued to the holder pursuant to the Stock Split

                  RESOLVED FURTHER, that the foregoing resolutions be submitted to the stockholders of the Corporation for approval in accordance with 8 Del. C. Section 242.

         SECOND: That the stockholders of the Corporation approved the aforesaid amendment by written consent in accordance with the provisions of Section 228 of the DGCL.

         THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

         IN WITNESS WHEREOF, Animas Corporation has caused this certificate to be signed by Richard Baron, its Chief Financial Officer and Secretary, this 7th day of May, 2004.

                                                     /s/ Richard Baron
                                                     -----------------
                                                     Richard Baron

                                                     Chief Financial Officer and
                                                     Secretary

                                      -2-